Exhibit 5.1

Client: 65589-00007

August 19, 2022

Viridian Therapeutics, Inc.

221 Crescent Street, Suite 401

Waltham, MA 02453

Re:	Viridian Therapeutics, Inc., Registration Statement on Form S-3 (File No. 333-260859)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-260859 (the “Registration Statement”), of Viridian Therapeutics, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto dated August 16, 2022 (the “Prospectus Supplement”), in connection with the offering by the Company of up to 11,352,640 shares (the “Common Shares”) of common stock, par value $0.01 per share (the “Common Stock”), which includes 1,725,000 shares that may be sold pursuant to an exercise in full of an option to purchase additional shares granted to the Underwriters, and 28,084 shares of Series B non-voting convertible preferred stock, par value $0.01 per share (the “Preferred Shares” and, together with the Common Shares, the “Shares”), which are convertible into approximately 1,872,360 shares of Common Stock (the “Conversion Shares”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificate and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Registration Statement and the Prospectus Supplement thereto, and the Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock, will, in each case, be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP